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                                                                  EXHIBIT 10.7.2

Hand Delivered
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Personal and Confidential
-------------------------

May 19, 1998


Mr. John Dean, President
Howard Leight Industries division
         of Bacou USA Safety, Inc.
7828 Waterville Road
San Diego, CA 92173

Dear John:

When countersigned by you in the space provided below, this letter will amend your Employment Agreement dated February 27, 1998 with Bacou USA Safety, Inc. (the "Agreement"). This Amendment is provided in fulfillment of your request on Friday, April 24, 1998 at the offices of Bacou USA, Inc. in Smithfield, Rhode Island. Effective upon execution of this letter agreement by you, the Agreement is amended as follows:

1. You resign the office of President and Chief Operating Officer of Bacou USA Safety, Inc. ("Safety"), continuing with the office of President of the Howard Leight Industries division of Safety until the end of your term of employment. Your term of employment shall end on December 31, 1998, subject to the right of Safety to place you on a paid leave of absence at any time after May 19, 1998.

2. Notwithstanding the termination of your employment effective December 31, 1998, Safety agrees to pay you salary at the rate of $400,000 per annum at normal payroll intervals and two bonuses, one in the amount of $416,666.67 by the end of February 1999 and another in the amount of $500,000 by the end of February 2000. In consideration of the payments made by Bacou as set forth above, you agree (a) that you will be bound by and comply with Sections 6, 7, 8 and 9 of the Agreement as if you were an employee of Safety until February 28, 2000; and (b) you will reasonably cooperate in making a smooth transition to a new division President of our choice.

3. Payment of salary and bonus as provided in the preceding paragraph shall fulfill all monetary obligations of Bacou USA, Inc. and its subsidiaries and affiliates, including but not limited to those arising under the Agreement, and shall serve as full, complete and final

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Mr. John Dean
May 19, 1998
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settlement of all claims for severance benefits, vacation pay, fringe benefits or other payments of any kind (except you shall remain entitled to the reimbursement of reasonable and necessary business travel expenses incurred prior to the end of the Term).

4. In all other respects, the Agreement remains in full force and effect.

Sincerely,



/s/ Walter Stepan                           /s/ Philip B. Barr
----------------------------------          ------------------------------------
Walter Stepan                               Philip B. Barr
Vice Chairman, President and CEO            Executive V.P. and CFO,
Bacou USA, Inc. and Chairman and            Bacou USA, Inc. and Vice
CEO, Bacou USA Safety, Inc.                 Chairman, Secretary and
                                            Treasurer, Bacou USA Safety, Inc.

ACCEPTED AND AGREED:


/s/ John Dean
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John Dean